                           SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. __)


Filed by the Registrant                     /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:
/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                              AXA FINANCIAL, INC.
   ------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)



   ------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

[LOGO OF AXA FINANCIAL, INC.]

March 24, 2000


Dear Shareholders:

It is a pleasure to invite you to attend AXA Financial's 2000 Annual Meeting of Shareholders. The meeting will be held in the Auditorium at The Equitable Tower, 787 Seventh Avenue (between 51st and 52nd Streets), New York City, on Wednesday, May 17, 2000, at 9:00 a.m., local time. The formal notice of the meeting, the proxy statement, and your proxy card are enclosed in this mailing.

Whether or not you plan to attend the Annual Meeting in person, we ask that you execute and return your proxy promptly, using the postage-paid envelope we have provided for your convenience. You may submit your proxy by telephone or the Internet if you wish.

Thank you for your continued support.

Sincerely,



     /s/ Edward D. Miller               /s/ Henri de Castries
     Edward D. Miller                   Henri de Castries
     President and                      Chairman of the Board
     Chief Executive Officer

                              AXA FINANCIAL, INC.
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                                 1290 Avenue of the Americas
                                                 New York, New York 10104
                                                 March 24, 2000

To The Shareholders:

     The Annual Meeting of Shareholders of AXA Financial, Inc. will be held in the Auditorium at The Equitable Tower, 787 Seventh Avenue (between 51st and 52nd Streets), New York City, on Wednesday, May 17, 2000, at 9:00 a.m., local time, to consider and act upon:

     1. Election of 19 directors for a term of one year, or until their successors are elected and qualified;

     2. Ratification of the appointment of PricewaterhouseCoopers LLP as independent accountants;

     3. Approval of an amendment to the Company's Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock from 500,000,000 to 2,000,000,000; and

     4. Such other business as may properly come before the meeting or any adjournment thereof.

     Shareholders of record as of the close of business on March 20, 2000 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof. SHAREHOLDERS ARE REMINDED THAT SHARES CANNOT BE VOTED UNLESS THE SIGNED PROXY CARD IS RETURNED, THE PROXY IS SUBMITTED BY TELEPHONE OR THE INTERNET, THE SHARES ARE VOTED IN PERSON, OR OTHER ARRANGEMENTS ARE MADE TO HAVE THE SHARES REPRESENTED AT THE MEETING.

                                         By Order of the Board of Directors

                                         /s/ Pauline Sherman
                                         Pauline Sherman
                                         Senior Vice President and Secretary

                            ------------------------

                                PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 17, 2000
                            ------------------------

                                  INTRODUCTION

SOLICITATION OF PROXIES

     This proxy statement is furnished in connection with the solicitation by the Board of Directors of AXA Financial, Inc. (the "Company") of proxies to be used at the Annual Meeting of Shareholders of the Company on Wednesday, May 17, 2000 at 9:00 a.m. in the Auditorium at The Equitable Tower, 787 Seventh Avenue, New York City, and at any adjournment thereof. The Company's Annual Report for 1999 and this proxy material are being sent to shareholders beginning on or about April 1, 2000.

     Shares represented by valid proxies will be voted at the Annual Meeting or any adjournment thereof in accordance with each shareholder's directions. Please vote by marking the appropriate boxes, signing, dating and returning the enclosed proxy card. If the card is signed and returned without direction, the shares will be voted as recommended by the Board. Alternatively, a proxy may be submitted by telephone or the Internet. Please follow the instructions on the enclosed proxy card if you wish to submit your proxy in this manner. A proxy may be revoked by a shareholder at any time before its use by giving written notice of revocation to the Secretary of the Company, by submitting a subsequent proxy or by voting in person at the meeting.

     Any full shares held for you under the Company's Dividend Reinvestment and Stock Purchase Plan, the AXA Financial Direct Purchase Plan, the AXA Financial Stock Fund under the Equitable Investment Plan, or the Equitable Stock Purchase Plan for Employees and Agents have been included in the shares shown on the enclosed proxy card.

OUTSTANDING STOCK AND VOTING RIGHTS

     The Company's Board of Directors has fixed the close of business on March 20, 2000 as the record date for determining shareholders of record entitled to notice of, and to vote at, the Annual Meeting. On the record date, the Company had outstanding 432,033,619 shares of Common Stock. Each shareholder is entitled to one vote for each share of Common Stock registered in that person's name on the books of the Company on the record date on all business to come before the meeting. Participants in the Company's Dividend Reinvestment and Stock Purchase Plan, the AXA Financial Stock Fund under the Equitable Investment Plan, the AXA Financial Direct Purchase Plan, and the Equitable Stock Purchase Plan for Employees and Agents are entitled to vote shares held for their accounts on such record date by the administrator or trustee of such Plans. The presence of a majority of the Company's outstanding shares in person or by proxy will constitute a quorum for the transaction of business at the Annual Meeting. Provided a quorum is present, directors will be elected by a plurality of the votes validly cast in the election and the vote of a majority of the shares of Common Stock represented in person or by proxy will be sufficient for the transaction of any other business properly brought before the Annual Meeting other than the amendment of the Company's Restated Certificate of Incorporation, which requires approval by the vote of a majority of the Company's outstanding shares of

Common Stock. Abstentions from voting, including broker non-votes, with respect to shares present at the Annual Meeting in person or by proxy will have no effect in determining whether a quorum is present or on the election of directors, but will have the effect of votes against any business other than the election of directors.

VOTING BY THE COMPANY'S PRINCIPAL SHAREHOLDER

     AXA is the largest shareholder of the Company, beneficially owning at March 1, 2000 approximately 60% of the outstanding shares of Common Stock, par value $0.01 per share, of the Company (the "Common Stock"). For insurance regulatory purposes, all shares of Common Stock beneficially owned by AXA have been deposited into a voting trust (the "Voting Trust"). AXA remains the beneficial owner of all capital stock deposited in the Voting Trust, but during the term of the Voting Trust the trustees thereunder (the "Voting Trustees") exercise all voting rights with respect to such capital stock. See "Security Ownership of Certain Beneficial Owners and Management."

     The Company understands that the Voting Trustees intend to vote all shares of Common Stock beneficially owned by AXA at the Annual Meeting or any adjournment thereof in favor of the proposals set forth in this Proxy Statement. AXA beneficially owns, without acquiring any additional shares of Common Stock, shares of Common Stock in an amount sufficient to permit the Voting Trustees to control the outcome of the shareholder vote on the proposals set forth in this Proxy Statement.

     AXA, a French company, is the holding company for an international group of insurance and related financial services companies. AXA's insurance operations include activities in life insurance, property and casualty insurance and reinsurance. The insurance operations are diverse geographically with activities principally in Western Europe, North America, and the Asia/Pacific area and, to a lesser extent, in Africa and South America. AXA is also engaged in asset management, investment banking, securities trading, brokerage, real estate and other financial services activities principally in the United States, as well as in Western Europe and the Asia/Pacific area.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of Common Stock as of March 1, 2000 by (i) each person known to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director, director nominee, and named executive officer of the Company and
(iii) all directors, director nominees, and executive officers of the Company, as a group. This information reflects a two-for-one Common Stock split in the form of a 100% stock dividend issued on October 1, 1999. Except as noted below, each holder listed below has sole investment and voting power with respect to the shares beneficially held by such holder.

                                       AMOUNT AND NATURE OF
NAME AND ADDRESS OF BENEFICIAL OWNER   BENEFICIAL OWNERSHIP    PERCENT OF CLASS
------------------------------------   --------------------    ----------------
AXA (1).............................         261,236,342          60.3%
Claude Bebear (2)(16)...............              93,332            *
John S. Chalsty (3).................             232,000            *
Francoise Colloc'h (2)(17)..........              49,998            *
Henri de Castries (2)(18)...........              86,665            *
Claus-Michael Dill (2)..............                   0            *
Joseph L. Dionne (19)...............               4,125            *
Jean-Rene Fourtou (2)(4)(19)........               4,329            *
Jacques Friedmann (2)...............                   0            *
Robert E. Garber (5)................             233,633            *
Jerome S. Golden (6)................             147,068            *
Donald J. Greene (7)(19)............               4,510            *
Anthony J. Hamilton (2)(19).........              12,029            *
John T. Hartley (8).................               4,074            *
John H.F. Haskell, Jr. (19).........               4,029            *
Michael Hegarty (2)(9)..............             296,794            *
Nina Henderson (19).................               2,029            *
W. Edwin Jarmain (10)(19)...........              22,029            *
Edward D. Miller (2)(11)............             732,711            *
Didier Pineau-Valencienne (2)(19)...               2,029            *
George J. Sella, Jr. (19)...........               2,029            *
Jose S. Suquet (12).................             395,913            *
Peter J. Tobin (13).................               6,722            *
Stanley B. Tulin (14)...............             278,753            *
Dave H. Williams (15)...............             200,000            *
All directors, director nominees,
  and executive officers
  as a group (25 persons)...........           3,031,434            *

------------------
  * Number of shares listed represents less than one percent (1%) of the number of shares of Common Stock outstanding.
 (1) Includes 28,000,000 shares of Common Stock beneficially owned by Lor Finance, S.A. ("Lor Finance"), a subsidiary of AXA, in connection with a stock compensation plan for key employees of AXA and its affiliates, and 46,740,898 shares of Common Stock beneficially owned by various other subsidiaries of AXA. For insurance regulatory purposes, the shares of capital stock of the Company beneficially owned by AXA and its subsidiaries have been deposited in the Voting Trust, which has an initial term of ten years, commencing May 12, 1992. The Voting Trustees are Claude Bebear, Patrice Garnier and Henri de Clermont-Tonnerre, each of whom serves either on the Management Board (in the case of Mr. Bebear) or Supervisory Board
           (in the case of Messrs. Garnier and de Clermont-Tonnerre) of AXA. The

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

     Voting Trustees have agreed to exercise their voting rights to protect the legitimate economic interests of AXA, but with a view to ensuring that certain of its minority shareholders do not exercise control over the Company or certain of its insurance subsidiaries. Exhibit A hereto contains additional information, including addresses, as to AXA and certain direct and indirect shareholders of AXA, who may be deemed to own beneficially all shares of the Company's stock beneficially owned by AXA and to have shared power to vote or to dispose of the shares beneficially owned by AXA.
 (2) Excludes shares beneficially owned by AXA. Messrs. Bebear, de Castries, and Miller and Ms. Colloc'h are members of AXA's Management Board. Messrs. Fourtou, Friedmann, Hamilton, and Pineau-Valencienne are members of AXA's Supervisory Board. Messrs. Dill and Hegarty are members of AXA's Executive Board.
 (3) Includes 200,000 shares subject to options held by Mr. Chalsty, which options Mr. Chalsty has the right to exercise presently or within 60 days.
 (4) Mr. Fourtou owns 2,300 of these shares jointly with his spouse, Janelly Fourtou.
 (5) Includes 205,633 shares subject to options held by Mr. Garber, which options Mr. Garber has the right to exercise presently or within 60 days.
 (6) Includes 97,255 shares subject to options held by Mr. Golden, which options Mr. Golden has the right to exercise presently or within 60 days, and 27,750 shares owned by Linda Golden, Mr. Golden's spouse.
 (7) Mr. Greene owns 2,481 of these shares jointly with his spouse, Mary Greene.
 (8) Represents 2,038 shares for which Mr. Hartley acts as Trustee for the John
     T. Hartley Trust and 2,036 shares (including reinvested dividends) received as of March 1, 2000 under the Company's Stock Plan for Directors (see "Compensation of Directors").
 (9) Includes 295,956 shares subject to options held by Mr. Hegarty, which options Mr. Hegarty has the right to exercise presently or within 60 days.
(10) Includes 20,000 shares owned by Jarmain Group, Inc. Mr. Jarmain controls Jarmain Group, Inc.
(11) Includes 732,511 shares subject to options held by Mr. Miller, which options Mr. Miller has the right to exercise presently or within 60 days.
(12) Includes 336,300 shares subject to options held by Mr. Suquet, which options Mr. Suquet has the right to exercise presently or within 60 days.
(13) Mr. Tobin owns 6,000 of these shares jointly with his spouse, Mary Tobin. Also includes 721 shares issuable on a deferred basis as of March 1, 2000 under the Company's Stock Plan for Directors and 1 additional deferred share representing dividends attributable to such shares (see "Compensation of Directors").
(14) Includes 253,280 shares subject to options held by Mr. Tulin, which options Mr. Tulin has the right to exercise presently or within 60 days, and 8,000 shares owned jointly by Mr. Tulin and his spouse, Riki P. Tulin.
(15) Represents 200,000 shares subject to options held by Mr. Williams, which options Mr. Williams has the right to exercise presently or within 60 days.
(16) Represents 93,332 shares subject to options held by Mr. Bebear, which options Mr. Bebear has the right to exercise presently or within 60 days.
(17) Represents 49,998 shares subject to options held by Ms. Colloc'h, which options Ms. Colloc'h has the right to exercise presently or within 60 days.
(18) Represents 86,665 shares subject to options held by Mr. de Castries, which options Mr. de Castries has the right to exercise presently or within 60 days.
(19) Includes 2,023 shares issuable on a deferred basis as of March 1, 2000 under the Company's Stock Plan for Directors and 6 additional deferred shares representing dividends attributable to such shares (see "Compensation of Directors").

     The following tables set forth certain information regarding the beneficial ownership of common stock of AXA, Finaxa, a shareholder of AXA described in Exhibit A, Donaldson, Lufkin & Jenrette, Inc. ("DLJ") and DLJdirect, and of limited partnership interests ("Units") in Alliance Capital Management Holding L.P. ("Alliance Holding") and Alliance Capital Management L.P. ("Alliance") as of March 1, 2000 by (i) each director, director nominee, and named executive officer of the Company who beneficially owns any shares of AXA's, Finaxa's, DLJ's, or DLJdirect's common stock or Alliance Holding or Alliance Units and
(ii) all directors, director nominees, and executive officers as a group. Except as otherwise listed below, no director, director nominee, or executive officer of the Company beneficially owns any shares of common stock of AXA or Finaxa or any equity interest in any subsidiary of the Company other than directors' qualifying shares.

                                AXA COMMON STOCK

                                                  NUMBER       PERCENT
NAME                                            OF SHARES      OF CLASS
---------------------------------------------   ----------     --------
Claude Bebear (1)............................      288,046       *
John S. Chalsty (2)..........................       11,250       *
Francoise Colloc'h (3).......................      104,220       *
Henri de Castries (4)........................      122,750       *
Jean-Rene Fourtou............................        1,623       *
Jacques Friedmann (5)........................       25,154       *
Robert E. Garber (6).........................        3,500       *
Jerome S. Golden (7).........................        3,000       *
Anthony J. Hamilton..........................        1,000       *
John H.F. Haskell, Jr........................          500       *
Michael Hegarty (8)..........................        3,750       *
Edward D. Miller (9).........................       12,500       *
Didier Pineau-Valencienne....................          664       *
Jose S. Suquet (10)..........................        5,000       *
Stanley B. Tulin (11)........................        8,500       *
Dave H. Williams (12)........................       10,000       *
All directors, director nominees, and
  executive officers as a group
  (25 persons)...............................      605,707       *

------------

 * Represents less than one percent (1%) of the outstanding common stock of AXA. Holdings of AXA American Depositary Shares are expressed as their equivalent in AXA common stock.
(1) Includes 23 shares owned by Mr. Bebear's spouse, Catherine Bebear, and 93,250 shares subject to options held by Mr. Bebear, which options
    Mr. Bebear has the right to exercise presently or within 60 days.
(2) Includes 10,000 shares subject to options held by Mr. Chalsty, which options Mr. Chalsty has the right to exercise presently or within 60 days.
(3) Includes 5,150 shares owned by Ms. Colloch's minor child, and 89,950 shares subject to options held by Ms. Colloc'h, which options Ms. Colloc'h has the right to exercise presently or within 60 days.
(4) Includes 7,500 shares owned by Mr. de Castries' three minor children, and 59,125 shares subject to options held by Mr. de Castries, which options
    Mr. de Castries has the right to exercise presently or within 60 days.
(5) Includes 24,000 shares subject to options held by Mr. Friedmann, which options Mr. Friedmann has the right to exercise presently or within 60 days.
(6) Includes 3,250 shares subject to options held by Mr. Garber, which options Mr. Garber has the right to exercise presently or within 60 days.
(7) Represents 3,000 shares subject to options held by Mr. Golden, which options Mr. Golden has the right to exercise presently or within 60 days.
(8) Represents 3,750 shares subject to options held by Mr. Hegarty, which options Mr. Hegarty has the right to exercise presently or within 60 days.

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)


(9) Represents 12,500 shares subject to options held by Mr. Miller, which options Mr. Miller has the right to exercise presently or within 60 days.
(10) Represents 5,000 shares subject to options held by Mr. Suquet, which options Mr. Suquet has the right to exercise presently or within 60 days.
(11) Includes 7,500 shares subject to options held by Mr. Tulin, which options Mr. Tulin has the right to exercise presently or within 60 days.
(12) Represents 10,000 shares subject to options held by Mr. Williams, which options Mr. Williams has the right to exercise presently or within 60 days.

                               FINAXA COMMON STOCK
                                                        NUMBER          PERCENT
NAME                                                  OF SHARES        OF CLASS
--------------------------------------------------   ------------     -----------
Claude Bebear (1).................................        593,297          *
Francoise Colloc'h (2)............................         47,655          *
Henri de Castries.................................         71,001          *
All directors, director nominees, and executive
  officers as a group (25 persons)................        711,953         1.1%

------------

  * Represents less than one percent (1%) of the outstanding common stock of Finaxa.
(1) Includes 443,274 shares owned by Clauvalor, a French company controlled by Mr. Bebear.
(2) Includes 1,661 shares held by Ms. Colloc'h's minor child, and 25,000 shares subject to options held by Ms. Colloc'h, which options Ms. Colloc'h has the right to exercise presently or within 60 days.

                      ALLIANCE HOLDING AND ALLIANCE UNITS

                                                        ALLIANCE HOLDING          ALLIANCE
                                                     -----------------------     -----------
                                                       NUMBER       PERCENT        NUMBER
NAME                                                  OF UNITS      OF CLASS      OF UNITS
--------------------------------------------------   ----------     --------     -----------
John S. Chalsty...................................       18,000       *                    0
Henri de Castries.................................        2,000       *                    0
John T. Hartley (1)...............................        1,460       *                    0
Michael Hegarty...................................            0       *               18,000
George J. Sella, Jr...............................       10,000       *                    0
Stanley B. Tulin..................................        4,000       *                    0
Dave H. Williams (2)..............................    1,009,876      1.4%            759,036
All directors, director nominees, and executive
  officers as a group (25 persons)................    1,047,336      1.5%            777,036

------------

  * Represents less than one percent (1%) of the outstanding Alliance Holding Units. No director, director nominee, or executive officer owns more than 1% of the outstanding Alliance Units.
(1) Represents 1,460 Alliance Holding Units owned by Martha Hartley,
    Mr. Hartley's spouse. Mr. Hartley disclaims beneficial ownership of the Alliance Holding Units owned by his spouse.
(2) Includes 160,000 Alliance Holding Units owned by Reba W. Williams,
    Mr. Williams' spouse.

                         DLJ AND DLJDIRECT COMMON STOCK

                                                               DLJ                DLJDIRECT
                                                     ------------------------     ----------
                                                       NUMBER        PERCENT        NUMBER
NAME                                                  OF SHARES      OF CLASS     OF SHARES
--------------------------------------------------   -----------     --------     ----------
Claude Bebear.....................................         2,000       *                   0
John S. Chalsty (1)...............................     1,998,532      1.5%            20,250
Francoise Colloc'h................................         2,000       *                   0
Henri de Castries.................................         2,000       *               2,500
Robert E. Garber..................................         1,000       *                   0
John T. Hartley (2)...............................         2,048       *                   0
Michael Hegarty...................................             0       *               2,500
W. Edwin Jarmain (3)..............................        27,248       *               2,500
Edward D. Miller..................................             0       *               2,500
George J. Sella, Jr...............................         1,046       *               2,000
Jose S. Suquet....................................             0       *               2,000
Stanley B. Tulin (4)..............................         1,000       *               2,500
All directors, director nominees, and executive
  officers as a group (25 persons)................     2,036,874      1.5%            36,750

------------

  * Represents less than one percent (1%) of the outstanding shares of DLJ common stock. No director, director nominee, or executive officer owns more than 1% of the outstanding shares of DLJdirect common stock.
(1) Includes 1,500 shares of DLJ common stock owned by Jennifer Chalsty, Mr. Chalsty's spouse; 712,552 DLJ vested restricted stock units; and 1,272,714 DLJ shares subject to options held by Mr. Chalsty, which options Mr. Chalsty has the right to exercise presently or within 60 days.
(2) Represents 2,048 DLJ shares for which Mr. Hartley acts as Trustee for the John T. Hartley Trust.
(3) Includes 8,000 DLJ shares and 2,500 DLJdirect shares owned by Jarmain Group, Inc. (which is controlled by Mr. Jarmain), and 17,000 DLJ shares subject to options held by Mr. Jarmain, which options Mr. Jarmain has the right to exercise presently or within 60 days.
(4) Represents 1,000 DLJ shares owned jointly by Mr. Tulin and his spouse, Riki
    P. Tulin.

                       PROPOSAL 1.  ELECTION OF DIRECTORS

NOMINEES FOR ELECTION

     The Board of Directors consists of one class of directors who hold office until the Annual Meeting of Shareholders next following their election and until their successors shall have been elected and qualified.

     Pursuant to the By-Laws of the Company, the Board has set 19 as the number of directors to be elected at the Annual Meeting for terms ending in May 2001 or until their respective successors shall have been elected and qualified. All of the nominees except Mr. Dill are at the present time directors of the Company whose current terms will expire at the 2000 Annual Meeting. Jacques Friedmann, currently a director of the Company, is retiring from the Board of Directors as of the 2000 Annual Meeting and is therefore not a nominee. If any nominee should become unable to serve, the persons named as proxies on the proxy card will vote for the person or persons the Board recommends, if any. The Board knows of no reason why any nominee will be unavailable or unable to serve.

     Set forth below is information about each nominee, including business positions held during at least the past five years, age, other directorships held and periods of service as a director of the Company and The Equitable Life Assurance Society of the United States ("Equitable Life").

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE NOMINEES NAMED BELOW.

CLAUDE BEBEAR, 64                                        Director since May 1992

     Formerly Chairman of the Board of the Company (until April 1998), Mr. Bebear has been Chairman of the Management (formerly Executive) Board (chief executive officer) of AXA since January 1997. Prior thereto, he was Chairman and Chief Executive Officer of AXA from 1989 to January 1997 and Chief Executive Officer of the AXA Group from 1974 to 1989. Mr. Bebear serves as Chairman or Director of numerous subsidiaries and affiliated companies of the AXA Group. He is also a Director of Schneider Electric (formerly Schneider S.A.) and serves as a Member of the Supervisory Board of Paribas. Mr. Bebear was a Director of Equitable Life from July 1991 to April 1998.

JOHN S. CHALSTY, 66                                 Director since February 1996

     Chairman of DLJ (since February 1996). He was Senior Executive Vice President of AXA from January 1997 to January 2000, Chief Executive Officer of DLJ from 1986 to February 1998, and President of DLJ from 1986 to February 1996. Director of DLJ since 1971 and Director of IBP, Inc., Sappi Limited (South African-based pulp, paper, and timber mills), and Occidental Petroleum Corporation. From 1990 to 1994 Mr. Chalsty served as Vice Chairman of the New York Stock Exchange, Inc.

FRANCOISE COLLOC'H, 56                              Director since December 1996

     Member of the AXA Management Board and Group Executive President, Human Resources, Communication and Synergies of AXA (since January 2000). Prior thereto, she was Senior Executive Vice President (1993-2000), Executive Vice President (1993), Senior Vice President-Management and Communication (1992), and Vice President (1984-1992) of AXA. She is also a Director or officer of various subsidiaries and affiliates of the AXA Group. Director of Equitable Life since July 1992.

HENRI DE CASTRIES, 45                                    Director since May 1994

     Chairman of the Board of the Company since April 1998; Vice Chairman from February 1996 to April 1998. Vice Chairman of AXA's Management Board (since January 2000). Prior thereto, he was Senior Executive Vice President Financial Services and Life Insurance Activities in the United States, Germany, the United Kingdom and Benelux from 1996 to 2000; Executive Vice President Financial Services and Life Insurance Activities from 1993 to 1996; General Secretary from 1991 to 1993; and Central Director of Finances from 1989 to 1991 of AXA. He is also a Director or officer of various subsidiaries and affiliates of the AXA Group. He is also a Director of DLJ and Alliance Capital Management Corporation, the general partner of Alliance Holding and Alliance. Director of Equitable Life since September 1993.

CLAUS-MICHAEL DILL, 46

     Chairman of the Management Board of AXA Colonia Konzern AG (insurance) and affiliated companies since June 1999. Prior thereto, was a member of the Management Board of the same companies (from April 1999 to June 1999), and a member of the Holding Management Board of Gerling-Konzern (insurance) (from 1995 to April 1999). From 1988 to 1995, he was a member of the management boards of a number of Swiss Reinsurance subsidiaries. He is also a member of the Executive Board of AXA, and serves as Director or officer of various subsidiaries and affiliates of the AXA Group. He is also a Member of the Supervisory Board of Deutsche Arzteversicherung AG, Kolnische Ruckversicherung-Gesellschaft AG and Rheinboden Hypothekenbank AG.

JOSEPH L. DIONNE, 66                                     Director since May 1992

     Retired as Chairman of The McGraw-Hill Companies (multimedia publishing and informational services) in January 2000; prior thereto, held the positions of Chairman (April 1988 to December 1999) and Chief Executive Officer (April 1983 to April 1998) of The McGraw-Hill Companies. Director of The McGraw-Hill Companies, Harris Corporation and Ryder System, Inc. Director of Equitable Life since May 1982.

JEAN-RENE FOURTOU, 60                                   Director since July 1992

     Vice Chairman of the Management Board of Aventis (formerly
Rhone-Poulenc, S.A.) since December 1999. Prior thereto, was Chairman and Chief Executive Officer of Rhone-Poulenc, S.A. (industrial conglomerate principally engaged in the manufacture of pharmaceuticals and specialty chemicals) from 1986 to December 1999. Member of the Supervisory Board of AXA. Director of Schneider Electric (formerly Schneider S.A.), Paribas, and Groupe Pernod-Ricard. Member of the Consulting Council of Banque de France. Director of Equitable Life since July 1992.

DONALD J. GREENE, 66                                     Director since May 1992

     Of Counsel, LeBoeuf, Lamb, Greene & MacRae, L.L.P. (law firm) since 1999; prior thereto, he was a partner of the firm from 1965 to 1999. Director of Equitable Life since July 1991.

ANTHONY J. HAMILTON, 58                             Director since December 1995

     Group Chairman and Chief Executive (since February 1994) of Fox-Pitt, Kelton Group Ltd., the London and New York based investment banking firm, which Mr. Hamilton joined in 1978. Non-executive Chairman, Byas, Mosley Group Ltd. Director of various Fox-Pitt, Kelton and Byas, Mosley Group companies. Member of the Supervisory Board of AXA and Director of Sun Life & Provincial Holdings plc. Director of Equitable Life from December 1995 to June 1996.

JOHN T. HARTLEY, 70                                      Director since May 1992

     Retired as Chairman and Chief Executive Officer of Harris Corporation (industrial conglomerate principally engaged in the manufacture of electronic, telephone and copying systems and related equipment) in July 1995; prior thereto, he held the positions of Chairman of Harris Corporation from 1987, Chief Executive Officer from 1986 and President from October 1987 to April 1993. Director of Harris Corporation and The McGraw-Hill Companies. Director of Equitable Life since August 1987.

JOHN H.F. HASKELL, JR., 68                              Director since July 1992

     Senior Advisor of Warburg Dillon Read LLC (formerly SBC Warburg Dillon Read, Inc.) (investment banking firm) since 1999; prior thereto, Managing Director (from 1975 to 1999) and a member of its Board of Directors. Director of Pall Corporation, and Chairman of the Supervisory Board of Dillon Read (France) Gestion (until 1998). Director of Equitable Life since July 1992.

MICHAEL HEGARTY, 55                                 Director since February 1998

     Senior Vice Chairman of the Company since November 1999 and Chief Operating Officer since February 1998; Vice Chairman of the Company from April 1998 to November 1999; Senior Executive Vice President of the Company from January 1998 to April 1998. He has also been a Director and President of Equitable Life since January 1998 and Chief Operating Officer since February 1998. From 1996 to 1997 he was Vice Chairman of Chase Manhattan Corporation. Prior thereto, he was Vice Chairman (1995-1996) and Senior Executive Vice President (1991-1995) of Chemical Bank, which merged with Chase in 1996. He is a member of the Executive Board of AXA and a director of various AXA Financial subsidiaries, including DLJ and Alliance Capital Management Corporation, the general partner of Alliance Holding and Alliance.

NINA HENDERSON, 49                                  Director since December 1996

     Corporate Vice President of Core Business Development of Bestfoods (food manufacturing company) since June 1999. Prior thereto, she was President of Bestfoods Grocery and Vice President of Bestfoods (formerly CPC International, Inc.) from 1997 to 1999, and President of Bestfoods Specialty Markets Group from 1993 to 1997. Director of Hunt Corporation (formerly Hunt Manufacturing Company) and PACTIV Corporation (formerly known as Tenneco Packaging). Director of Equitable Life since December 1996.

W. EDWIN JARMAIN, 61                                    Director since July 1992

     President of Jarmain Group Inc. (private investment holding company) since 1979; also an officer or director of several affiliated companies. Director of Equitable Life (since July 1992), DLJ (since October 1992), AXA Insurance (Canada), Anglo Canada General Insurance Company, and AXA Pacific Insurance Company, and an Alternate Director of AXA Asia Pacific Holdings Limited. He served as non-executive Chairman and Director of FCA International Ltd. (financial collection services) from January 1994 until May 1998. Director of Equitable Life since July 1992.

EDWARD D. MILLER, 59                                  Director since August 1997

     President and Chief Executive Officer of the Company since August 1997. He was President of Equitable Life from August 1997 to January 1998 and has been Chairman of Equitable Life since January 1998 and Chief Executive Officer and a Director of Equitable Life since August 1997. He is also a Member of AXA's Management Board (since January 2000); prior thereto, he was a Senior Executive Vice President of AXA. From 1996 to 1997, he was Senior Vice Chairman of Chase Manhattan Corporation. Prior thereto, he was President of Chemical Bank (which merged with Chase in 1996) from 1994 to 1996 and Vice Chairman from 1991 to 1994. He is also a Director of various AXA Financial subsidiaries, including DLJ and Alliance Capital Management Corporation, the general partner of Alliance Holding and Alliance; AXA Canada; and KeySpan Energy Corporation, formed as a result of the merger of Long Island Lighting Company and Brooklyn Union Gas Co.

DIDIER PINEAU-VALENCIENNE, 69                       Director since February 1996

     Vice Chairman (since March 1999) of Credit Suisse First Boston (investment banking firm). From 1981 to February 1999, he was Chairman and Chief Executive Officer of Schneider Electric (formerly Schneider S.A.) (industrial conglomerate principally engaged in the electrical equipment business), of which he became Honorary Chairman in February 1999. Director of the Company and Equitable Life from July 1992 to February 1995. Member of the Supervisory Board of AXA. Director of CGIP, Aventis (formerly Rhone-Poulenc, S.A.), Sema Group PLC (UK), Soft Computing and Swiss Helvetic Fund; member of the Advisory Board of Booz-Allen & Hamilton. Director of Equitable Life since February 1996.

GEORGE J. SELLA, JR., 71                                 Director since May 1992

     Retired as Chairman and Chief Executive Officer of American Cyanamid Company (industrial conglomerate principally engaged in the manufacture of pharmaceutical products and agricultural herbicides and pesticides) in April 1993; prior thereto, he held the positions of Chairman from 1984, Chief Executive Officer from 1983 and President from 1979 to 1991. Director of Coulter Pharmaceutical. Director of Equitable Life since May 1987.

PETER J. TOBIN, 56                                     Director since March 1999

     Dean of the Peter J. Tobin College of Business Administration of St. John's University since August 1998. He was Chief Financial Officer at Chase Manhattan Corporation from 1996 to 1997. Prior thereto, he was Chief Financial Officer of Chemical Bank (which merged with Chase in 1996) from 1991 to 1996. Director of The CIT Group, Inc., H.W. Wilson Company and P.A. Consulting. Director of Equitable Life since March 1999.

DAVE H. WILLIAMS, 67                                     Director since May 1992

     Chairman (since 1977) and former Chief Executive Officer (1977 to January
1999) of Alliance Capital Management Corporation, the general partner of Alliance Holding and Alliance; Chairman or Director of numerous subsidiaries and affiliated companies of Alliance Capital Management Corporation and of mutual funds managed by Alliance. He was Senior Executive Vice President of AXA from January 1997 to January 2000. Director of Equitable Life since March 1991.

                         BOARD MEETINGS AND COMMITTEES

     The Company's Board of Directors held six meetings during 1999. Each Director attended at least 75% of the aggregate meetings of the Board of Directors and committees to which he or she was assigned during the year.

     The Board of Directors has the following four standing committees.

     Executive Committee. The function of the Executive Committee is to exercise the authority of the Board of Directors in the management of the Company between meetings of the Board with certain exceptions as set forth in the Company's By-Laws. The members of the Committee are: Henri de Castries (Chairman), Joseph L. Dionne, Donald J. Greene, Michael Hegarty, and Edward D. Miller. The Committee met twice in 1999.

     Audit Committee. The Audit Committee is authorized to review and approve the scope and results of the Company's outside audit, and the fees therefor, and to make recommendations to the Board of Directors and management of the Company concerning auditing and accounting matters and the selection of independent accountants. Its membership is restricted to Directors who are not employees of the Company or its affiliates. The members of the Committee are: George J. Sella, Jr. (Chairman), Donald J. Greene, John T. Hartley, Nina Henderson, W. Edwin Jarmain, and Peter J. Tobin. The Committee met five times in 1999.

     Organization and Compensation Committee. The function of the Organization and Compensation Committee is to make recommendations to the Board with respect to nominations of Directors and to review, report and make recommendations to the Board with respect to officer compensation. The members of the Committee are: Joseph L. Dionne (Chairman), Jean-Rene Fourtou, John T. Hartley, W. Edwin Jarmain, and Peter J. Tobin. The Committee met seven times in 1999.

     Stock Option Committee. The function of the Stock Option Committee is to administer the Company's 1997 Stock Incentive Plan. The members of the Committee are: Joseph L. Dionne (Chairman), Jean-Rene Fourtou, John T. Hartley, and
Peter J. Tobin. The Committee met six times in 1999.

                           COMPENSATION OF DIRECTORS

     All directors of the Company are also directors of Equitable Life with the exception of Messrs. Bebear, Chalsty, Friedmann, and Hamilton. In consideration for serving on the Board of Directors of Equitable Life or the Board of Directors of the Company, each director who is not an employee of the Company or any affiliate of the Company (including AXA) ("non-employee director") receives an annual cash retainer fee of $30,000, payable quarterly. Non-employee directors who receive a cash retainer for service on the Board of Directors of Equitable Life do not receive an additional cash retainer for service on the Board of Directors of the Company. Mr. Hamilton receives his cash retainer (and meeting fees) for his service as a director of the Company from the Company.

     In addition, each non-employee director receives a meeting fee of $1,200 from the Company and Equitable Life, as appropriate, for each meeting of the Company's Board or Equitable Life's Board (and any committee of such boards) attended. Each such director who serves as chairperson of a standing committee of the Company's Board or Equitable Life's Board also receives an annual chair retainer fee of $5,000. For each joint meeting of the Company's and Equitable Life's Boards (or committees), non-employee directors receive only one meeting fee and one annual chair retainer. The non-employee directors may defer all or part of their cash compensation as directors until retirement from the Board or, at the election of each director, age 72.

     Under the Stock Plan for Directors, effective January 1, 1998, each non-employee director of Equitable Life or of the Company also receives a quarterly award of $7,500 payable in common stock of the Company in addition to the cash retainer and per meeting fees described above. Only one quarterly award is payable to any such director who serves on both the Company's and Equitable Life's Boards. The non-employee directors may defer all or part of their awards under the Stock Plan for Directors until retirement from the Board or, at the election of each director, age 72.

     Effective December 31, 1997, Equitable Life terminated the Retired Directors Consulting Program (the "Program"). This Program, as in effect on December 31, 1997, allowed for the provision of advisory and consulting services to Equitable Life by directors who retired at age 72 after at least 10 years of Equitable Life Board service and who had not been employees of Equitable Life or any affiliate of Equitable Life (including AXA). Under the Program, each eligible director who offered such advisory and consulting services was compensated annually in an amount equal to the annual cash retainer payable to directors of Equitable Life at the time that director retired from the Equitable Life

Board. In connection with the termination of the Program, a transition rule was adopted pursuant to which directors serving on Equitable Life's Board as of December 31, 1997, who otherwise would have been eligible for the Program, but for its termination, will remain eligible to participate in the Program at a reduced rate of compensation, the formula for which takes into account an eligible director's years of Equitable Life Board service as of December 31, 1997 and that director's total years of Equitable Life Board service upon retirement from the Board.

     Mr. Bebear, former Chairman of the Company's Board of Directors, and
Mr. de Castries, Chairman of the Company's Board of Directors, received $150,000 and $125,000, respectively, from the Company for services provided in addition to their services as directors of the Company during 1999, and are expected to receive the same amounts during 2000. During 1999, Messrs. Bebear and de Castries were eligible to participate in both the Company's Short-Term and Long-Term Incentive Compensation Plans, but did not receive any compensation under these plans for 1999. Mr. de Castries is eligible to participate in the Company's Short-Term Incentive Compensation Plan for 2000. Ms. Colloc'h received $50,000 from the Company in 1999 for services provided in addition to her services as a director of the Company and is expected to receive the same amount during 2000.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Directors, executive officers and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based on a review of such forms and written representations as to the need to file Form 5, the Company believes that all Section 16(a) filing requirements applicable to its directors, executive officers and greater than 10% beneficial owners were complied with for the year ended December 31, 1999.

                             EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION COMMITTEES

     Policies governing compensation of the Company's executive officers are administered by the Organization and Compensation Committees (collectively, the "Committees") of the Company and of Equitable Life. The Committees' major responsibilities are to ensure that compensation programs for the Company's executive officers are effective in attracting, retaining and motivating key officers, are consistent with the Company's business objectives, relate pay to performance, and are administered in a fair and equitable fashion. All members of the Company's Organization and Compensation Committee are also members of Equitable Life's Organization and Compensation Committee, and no member of the Committees is a current or former officer or employee of the Company, Equitable Life or their affiliates.

     Compensation Philosophy and Strategy. The Company and its subsidiaries constitute a diversified financial services organization which provides a broad spectrum of financial advisory/insurance, investment management, and investment banking and brokerage services. The total compensation program for the Company's executive officers is designed to attract, retain and motivate key individuals by providing compensation based on the Company's profitability and total returns to shareholders and on an assessment of each executive officer's contribution to the success of the Company. The Committees believe that the Company competes most directly for executive talent with other large diversified financial services organizations and, accordingly, in determining total compensation for executive officers, seek to provide compensation opportunities competitive with levels of total compensation paid by selected large diversified financial services companies. However, the total compensation program for executive officers contains substantial incentive components which afford executive officers opportunities to earn compensation which may exceed levels at comparison companies if warranted by corporate performance. The Committees review and approve the selection of companies used for compensation comparison purposes and obtain compensation data from surveys conducted by outside consulting firms. Because of the broad spectrum of companies with which the Company competes for executive talent, the companies selected for compensation comparison purposes are not generally the same companies which comprise either the New York Stock Exchange Financials Index or the Standard & Poor's Life & Health Insurance Index selected for company shareholder return comparisons. In 1999, the companies selected for comparison purposes included large U.S. diversified financial services institutions, U.S. insurance companies, commercial banking corporations and nonbank financial services institutions located in major U.S. metropolitan areas.

     The Committees believe that the total compensation arrangement for executive officers should be aligned with the short- and long-term interests of shareholders. Accordingly, a high proportion of the total compensation of executive officers is based on at-risk and variable incentive programs, including stock incentives, which emphasize Company performance and growth in earnings and return on shareholders' equity. In addition, in 1997, the Company implemented minimum stock ownership guidelines for the Company's executive and senior officers.

     While total direct compensation includes base salaries and annual and long-term incentive compensation, including stock incentives, the Committees also consider other elements of an executive's total compensation package, including retirement and savings plans, insurance and other benefits. The Organization and Compensation Committee of Equitable Life approves the compensation of all executive officers of the Company who are designated for purposes of the New York Insurance Law as principal officers of Equitable Life. For 1999 such principal officers included all the named executive officers.

     o Base Salaries. Base salaries of executive officers are compared against the median of comparison companies, except where exceptional conditions require otherwise. The Company's policy is generally not to increase base salaries for executive officers annually, except to reflect competitive market pay levels and increased levels of responsibility.

     o Annual Incentive Compensation. Annual incentives allow the Company to communicate specific Company goals for the year and motivate executive officers to achieve these goals. For 1999 the Company's goals were to increase profitability, sales and return on equity. Annual incentive payments for 1999 were paid in February 2000 in accordance with the Company's amended and restated Short-Term Incentive Compensation Plan For Senior Officers (the "Short-Term Plan") which was approved by the Company's shareholders at the Annual Meeting of Shareholders held in May 1997. The Committees determined that the levels of earnings established by the Committees under the Short-Term Plan for 1999 had been met and determined the aggregate amount of incentive compensation paid for 1999 pursuant to the Short-Term Plan and the amount paid to each participant under the Short-Term Plan. In general, such amounts reflect the assessment by the Committees of each executive officer's contribution to achieving the Company's annual objectives with respect to pre-tax insurance adjusted earnings, return on equity and total insurance premiums and deposits.

     o Long-Term Incentive Compensation. Long-term incentives for the Company's executive officers were provided pursuant to the Company's amended and restated Long-Term Incentive Compensation Plan for Senior Officers (the "Long-Term Plan") and the Company's 1997 Stock Incentive Plan (the "Stock Option Plan"), both of which were approved by the Company's shareholders at the Annual Meeting of Shareholders held in May 1997. Long-term incentives were also provided by grants of AXA stock options under AXA's stock option plan. With respect to performance periods beginning after 1997, the Company intends to use primarily equity-based vehicles, including stock and stock option grants, to provide long-term incentives to the Company's executive officers.

            1997-1999 Long-Term Plan. In March 1997, the Committees established earnings goals and Company performance criteria under the Long-Term Plan relating to pre-tax insurance adjusted earnings and return on equity for the three year performance period from January 1, 1997 to December 31, 1999. In February 2000, the Committees determined that the applicable earnings goals and performance criteria for this performance period were satisfied and determined the aggregate amount of compensation paid for this performance period and the amount paid to each participant. Payments with respect to this performance period were made in cash in February 2000.

            Stock Option Plan. Options granted pursuant to the Company's Stock Option Plan are intended to align the long-term interests of executives with those of the Company's shareholders by providing executives of the Company and certain of its subsidiaries with the opportunity to buy an equity interest in the Company and share in the appreciation of its common stock. The Company's Stock Option Committee (which consists of all the members of the Committees except Mr. Jarmain) administers the Stock Option Plan and as part of such administration determines the number and type of options to be granted to the Company's executive officers. Options are granted with an exercise price equal to the market price on the date of grant. Determination of the number of stock options to be granted to each executive officer takes into account annualized present value comparisons to long-term compensation awards, including stock incentives, made by large diversified financial services companies included in the group of comparison companies described above under "Compensation Philosophy and Strategy" and an assessment of each executive officer's potential contribution to the success of the Company. See "Options" for information on options granted in 1999 to the Company's named executive officers.

           AXA Stock Options. In order to assist the Company and its subsidiaries in attracting, retaining and motivating key executives, AXA has made available to certain executives of the Company and its subsidiaries options to purchase AXA ordinary shares. The Committees reviewed and approved the receipt of the grants of AXA stock options to the Company's senior executives. Under the AXA stock option plan, options granted in 1999 have an exercise price equal to the average market price on the Paris Stock Exchange for the 20 trading days prior to the date of grant. The number and terms of the AXA stock options granted to executives of the Company and its subsidiaries take into account the importance of the executive's work to the performance of the Company and its subsidiaries as well as contributions to the synergies that are available to the Company from AXA's world-wide operations, of which the Company is both a contributor and a beneficiary. See "Options" for information on options granted in 1999 to the Company's named executive officers.

     CEO Compensation. Pursuant to the terms of his employment agreement which was approved by the Committees, Mr. Miller, for his services in 1999 as President and CEO of the Company and Chairman and CEO of Equitable Life, received a base salary of $800,000. In addition, in February 2000, the Committees unanimously determined that Mr. Miller should receive short-term (annual) incentive compensation of $6,381,950 pursuant to the Short-Term Plan and long-term incentive compensation of $1,500,000 pursuant to the 1997-1999 Long-Term Plan. The Committees believe that Mr. Miller's leadership and personal efforts have been critical to accomplishing the Company's strong performance in 1999 and to positioning the Company for future growth. For the year ended December 31, 1999, the Company's after-tax operating earnings from continuing operations rose 43.2% to a record $1,080.8 million, excluding non-DLJ after-tax investment gains and non-recurring charges, as compared to $755.0 million in 1998. Total premiums, deposits and mutual fund sales for the Company's financial advisory/insurance segment for the year ended December 31, 1999 rose 12.8% to a record $13,297.8 billion, as compared to $11,788.2 billion in 1998, and mutual fund sales and first year premiums and deposits for the Company's financial advisory/insurance segment for the year ended December 31, 1999 increased 17.8% to $8,849.5 billion, as compared to $7,511.8 billion in 1998. Among the specific achievements considered in determining the amount of Mr. Miller's annual bonus were the completion of the Company's name change to AXA Financial, Inc.; the launching of the new branding structure, including the introduction of the AXA Advisors brand into the marketplace; the positioning of AXA Advisors for the year 2000 nationwide rollout of fee-based financial planning through the financial planning pilot program in Texas and the establishment of the new financial training center; the launching of the AXA Asset Account; the successful completion of systems readiness testing for Year 2000; the receipt of rating increases for Equitable Life from A.M. Best and S&P; the completion of the combination of the Hudson River Trust with the EQ Advisors Trust; the execution of the Company's capital management program, including approximately $700 million in real estate sales and the payment of Equitable Life's first dividend to the Company; the restructuring of Alliance into a two-tier partnership; the leveraging of technology and other synergies among DLJ, Alliance and Equitable Life; and the development of meaningful project management capabilities for prioritizing and monitoring the progress of the Company's strategic initiatives.

     Deductibility of Certain Executive Compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") denies publicly held corporations a deduction for compensation in excess of $1 million per year paid or accrued with respect to certain executives, except to the extent that such compensation qualifies for an exemption from that limitation. Exempt compensation includes only the following: (a) performance-based compensation (provided that certain outside director, shareholder approval, and certification requirements are met); (b) commissions; (c) payments from certain tax-qualified retirement plans; (d) health and other fringe benefits that are reasonably believed to be excludable from gross income; and (e) compensation payable under a binding written contract in effect on February 17, 1993. The Committees have determined that the Company's policy is to design its short-term and long-term compensation programs to qualify for the exemption from the deduction limitations of Section 162(m) of the Code consistent with designing plans providing appropriate compensation to executives. The Short-Term and Long-Term Plans, which were approved by the Company's shareholders in 1997, are designed to qualify for the exemption from the Section 162(m) deduction limitations. Portions of Mr. Miller's and Mr. Hegarty's sign on and other bonuses guaranteed under their employment contracts are not tax deductible by virtue of the limitations of Section 162(m). The Committees and the Company's Stock Option Committee consist solely of directors who are "outside directors" for purposes of Section 162(m).

Respectfully submitted,

                                     J.L. Dionne,
                                     Chairman

    J-R. Fourtou                                         W.E. Jarmain
    J.T. Hartley                                         P.J. Tobin

SUMMARY COMPENSATION TABLE

     The table below summarizes for Mr. Miller, who served as the Company's Chief Executive Officer during 1999, the other four individuals serving as executive officers of the Company on December 31, 1999 who had the highest aggregate annual compensation for 1999, and Mr. Golden (who served as an Executive Vice President of the Company through June 30, 1999) (the "named executive officers") all compensation required to be reported for the years 1997, 1998 and 1999.
                           SUMMARY COMPENSATION TABLE

                                                                                     LONG TERM COMPENSATION
                                                                                   ---------------------------
                                                                                     AWARDS
                                                 ANNUAL COMPENSATION               ----------       PAYOUTS
                                       ----------------------------------------    SECURITIES    -------------
           NAME AND                                             OTHER ANNUAL       UNDERLYING        LTIP          ALL OTHER
      PRINCIPAL POSITION        YEAR   SALARY(1)    BONUS(1)    COMPENSATION(2)    OPTIONS(3)     PAYOUTS(4)     COMPENSATION(5)
------------------------------- ----   ---------   ----------   ---------------    ----------    -------------   ---------------
Edward D. Miller (6)            1999   $ 797,852   $6,381,950            --          484,600      $ 1,500,000      $     7,200
President and                   1998   $ 828,539   $4,918,480            --          476,470               --      $     6,049
  Chief Executive Officer       1997   $ 306,866   $1,250,000            --          680,000               --      $ 1,500,000(7)

Michael Hegarty (8)             1999   $ 573,456   $3,000,000            --          311,400               --      $     7,200
Senior Vice Chairman and        1998   $ 562,428   $2,676,800            --          288,236               --      $   250,000(9)
  Chief Operating Officer

Stanley B. Tulin                1999   $ 548,522   $2,600,000            --           76,154      $   882,202      $   257,200(10)
Vice Chairman and               1998   $ 536,632   $1,801,600            --          219,412      $   401,500      $     7,200
  Chief Financial Officer       1997   $ 349,060   $1,620,000            --           37,500      $   483,000      $    12,150

Jose S. Suquet                  1999   $ 398,925   $1,400,000            --           50,000      $   571,814      $     7,200
Senior Executive                1998   $ 406,022   $1,154,150            --          138,824      $   221,000      $    26,505(11)
  Vice President                1997   $ 349,060   $1,026,000            --           24,300      $   267,000      $    13,521

Robert E. Garber                1999   $ 299,194   $1,155,000            --           40,000      $   490,112      $     7,200
Executive Vice President        1998   $ 310,701   $  900,800            --           44,118      $   166,000      $     4,069
  and General Counsel           1997   $ 299,194   $  810,000            --           20,832      $   200,000      $     9,354

Jerome S. Golden (12)           1999   $ 844,200   $  928,950            --           40,000      $   326,842      $     7,200
Retired Executive               1998   $ 362,500   $  928,950            --           44,118               --      $     7,200
    Vice President              1997   $ 303,427   $  648,000            --           14,286               --      $    13,521

------------

(1) Includes all amounts deferred under qualified and non-qualified deferred compensation plans.

(2) This column does not include certain incidental non-cash compensation provided to each named executive officer which does not exceed $50,000.

(3) Awards in this column consist of options exercisable into the Company's Common Stock, and reflect the October 1, 1999 two-for-one Common Stock split. See "Option Grants in Last Fiscal Year--AXA Options" for AXA option awards to the named executive officers.

(4) Represents Long-Term Plan (i) payouts in 2000 for the three-year performance period ended December 31, 1999, (ii) payouts in 1999 for the three-year performance period ended December 31, 1998, and (iii) interim payouts in 1998 for the first two years, ended December 31, 1997, of the three-year performance period ended December 31, 1998.

(5) Amounts in this column consist solely of employer contributions to defined contribution plans unless otherwise indicated.

(6)  Mr. Miller joined the Company on August 4, 1997.

(7) Represents a one-time non-recurring payment made to Mr. Miller in connection with the commencement of his employment.

(8)  Mr. Hegarty joined the Company on January 12, 1998.

(9) Represents a one-time non-recurring payment made to Mr. Hegarty in connection with the commencement of his employment.

(10) Includes a relocation expense allowance of $250,000 paid to Mr. Tulin.

(11) Includes a moving expense allowance of $19,305 paid to Mr. Suquet.

(12) Mr. Golden retired as an Executive Vice President of the Company effective July 1, 1999. See "Employment Contracts and Termination of Employment Arrangements."

OPTIONS
     The following tables set forth information concerning the grant of options to each of the named executive officers during 1999 and the value of options held by the named executive officers on December 31, 1999.

                       OPTION GRANTS IN LAST FISCAL YEAR

AXA FINANCIAL OPTIONS
     The options listed in the following table will be exercisable into the Company's Common Stock. All share amounts reflect the October 1, 1999 two-for-one Common Stock split.

                                        INDIVIDUAL GRANTS                      POTENTIAL REALIZABLE VALUE
                      -----------------------------------------------------                AT
                      NUMBER OF       % OF                                       ASSUMED ANNUAL RATES OF
                      SECURITIES    TOTAL OPTIONS                               STOCK PRICE APPRECIATION
                      UNDERLYING    GRANTED TO       EXERCISE                        FOR OPTION TERM
                       OPTIONS      EMPLOYEES IN      PRICE      EXPIRATION    ---------------------------
  NAME                GRANTED(1)    FISCAL YEAR      ($/SH)         DATE           5%              10%
-------------------   ----------    -------------    --------    ----------    ----------      -----------
Edward D. Miller...     184,600          4.28%        $32.00     2/17/2009     $3,715,006      $ 9,414,555
                        300,000          6.96%        $28.50     9/15/2009     $5,377,049      $13,626,498
Michael Hegarty....     311,400          7.22%        $32.00     2/17/2009     $6,266,809      $15,881,325
Stanley B. Tulin...      76,154          1.77%        $32.00     2/17/2009     $1,532,571      $ 3,883,836
Jose S. Suquet.....      50,000          1.16%        $32.00     2/17/2009     $1,006,231      $ 2,549,988
Robert E. Garber...      40,000          0.93%        $32.00     2/17/2009     $  804,985      $ 2,039,990
Jerome S. Golden...      40,000          0.93%        $32.00     2/17/2009     $  804,985      $ 2,039,990

------------
(1) Options under the 1997 Stock Incentive Plan vest (become exercisable) at the rate of 33 1/3% per year subject to acceleration in the event of death.

AXA OPTIONS
     The options listed in the following table will be exercisable into ordinary shares of AXA, which are traded on the Paris Stock Exchange.

                                         INDIVIDUAL GRANTS
                      -------------------------------------------------------    POTENTIAL REALIZABLE VALUE
                      NUMBER OF       % OF                                       AT ASSUMED ANNUAL RATES OF
                      SECURITIES    TOTAL OPTIONS                                 STOCK PRICE APPRECIATION
                      UNDERLYING    GRANTED TO       EXERCISE                        FOR OPTION TERM(3)
                      OPTIONS       EMPLOYEES IN       PRICE       EXPIRATION    --------------------------
  NAME                GRANTED(1)    FISCAL YEAR      (FF/SH)(2)       DATE           5%             10%
-------------------   ----------    -------------    ----------    ----------    ----------      ----------
Edward D. Miller...     30,000           1.56%        751.92FF       6/8/2009    $2,181,408      $5,528,117
                        25,000           1.30%        810.43FF     11/17/2009    $1,959,294      $4,965,236
Michael Hegarty....     15,000           0.78%        751.92FF       6/8/2009    $1,090,704      $2,764,059
Stanley B. Tulin...      7,500           0.39%        751.92FF       6/8/2009    $  545,352      $1,382,029
Jose S. Suquet.....      7,500           0.39%        751.92FF       6/8/2009    $  545,352      $1,382,029
Robert E. Garber...      4,400           0.23%        751.92FF       6/8/2009    $  319,940      $  810,791
Jerome S. Golden...          0              0               --             --            --              --

------------
(1) Options under the June 9, 1999 and November 18, 1999 AXA Stock Option Plans vest (become exercisable) at the rate of 25% per year beginning on the second anniversary of their grant.
(2) Exercise price for AXA options is in French francs ("FF") per share.
(3) Value is expressed in U.S. dollars at the prevailing exchange rate of 6.5033FF/$1.00 effective on December 30, 1999, the last trading day of 1999 on the Paris Stock Exchange.

     AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                       VALUES

AXA FINANCIAL OPTIONS
     The options listed in the following table are, or will be, exercisable into the Company's Common Stock. All share amounts reflect the October 1, 1999 two-for-one Common Stock split.

                                                      NUMBER OF SECURITIES         VALUE OF UNEXERCISED
                                                     UNDERLYING UNEXERCISED            IN-THE-MONEY
                       SHARES                           OPTIONS AT FY-END          OPTIONS AT FY-END(1)
                      ACQUIRED ON       VALUE       -------------------------    -------------------------
  NAME                EXERCISE       REALIZED(2)    EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE
-------------------   -----------    -----------    -------------------------    -------------------------
Edward D. Miller...           0      $         0        612,156/1,028,914         $7,892,645/$7,974,545
Michael Hegarty....           0      $         0         96,078/  503,558         $1,018,622/$2,660,067
Stanley B. Tulin...      63,378      $ 1,465,829        154,758/  314,930         $2,145,196/$3,236,497
Jose S. Suquet.....      10,000      $   212,500        273,360/  150,650         $5,556,364/$  943,420
Robert E. Garber...      10,000      $   236,250        178,594/   76,356         $3,868,033/$  403,613
Jerome S. Golden...      56,374      $ 1,169,912         69,216/   74,174         $1,277,531/$  369,464

------------
(1) Based on $34.00 per share, the closing price of the Common Stock on the New York Stock Exchange on December 31, 1999.
(2) Includes any unrealized gains upon exercise of incentive stock options.

AXA OPTIONS
     The options listed in the following table are, or will be, exercisable into ordinary shares of AXA.

                                                      NUMBER OF SECURITIES         VALUE OF UNEXERCISED
                                                     UNDERLYING UNEXERCISED            IN-THE-MONEY
                       SHARES                           OPTIONS AT FY-END          OPTIONS AT FY-END(1)
                      ACQUIRED ON       VALUE       -------------------------    -------------------------
  NAME                EXERCISE       REALIZED(2)    EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE
-------------------   -----------    -----------    -------------------------    -------------------------
Edward D. Miller...           0      $         0          6,250/ 98,750             $493,769/$3,646,030
Michael Hegarty....           0      $         0              0/ 30,000             $      0/$1,002,091
Stanley B. Tulin...           0      $         0          5,000/ 22,500             $491,973/$1,100,076
Jose S. Suquet.....           0      $         0          2,500/ 20,000             $245,987/$  854,089
Robert E. Garber...       1,000      $    94,105          1,500/ 13,900             $147,592/$  651,273
Jerome S. Golden...       1,250      $   104,362          1,250/  9,500             $122,993/$  545,747

------------
(1) Based on 907.89FF per share, the closing price of AXA's ordinary shares on December 30, 1999, the last trading day of 1999 on the Paris Stock Exchange, and on the prevailing exchange rate of 6.5033FF/$1.00 in effect on that date.
(2) Includes any unrealized gains upon exercise of stock options. U.S. dollar value realized is based on the prevailing exchange rate on the date of exercise.

PERFORMANCE GRAPH

     The graph set forth below shows the cumulative total return to holders of the Company's Common Stock from December 31, 1994 to December 31, 1999, computed by dividing (X) the sum of (a) dividends for such period assuming reinvestment of dividends and (b) the difference between the price per share at the beginning and end of such period by (Y) the share price at the beginning of such period, and compares such return to the performance at the beginning and end of such period of the Standard & Poor's 500 Index, the New York Stock Exchange Financials Index, and the Standard & Poor's Life & Health Insurance Index, which was the industry index used for comparison in the Company's 1999 proxy statement. This year, the New York Stock Exchange Financials Index has been chosen as the comparative industry index because the Company is recognized as a diversified financial services institution. The graph assumes $100 invested on December 31, 1994 in the Company's Common Stock (at $9.06 per share, adjusted for stock splits since that date), the Standard & Poor's 500 Index, the New York Stock Exchange Financials Index, and the Standard & Poor's Life & Health Insurance Index.

                            CUMULATIVE TOTAL RETURN
            BASED ON REINVESTMENT OF $100 BEGINNING DECEMBER 31, 1994


                                  [LINE GRAPH]


                                   12/31/94    12/31/95    12/31/96    12/31/97    12/31/98     12/31/99
--------------------------------------------------------------------------------------------------------
AXA Financial (AXF)                   100         132         136         274         319         375
S&P 500 (SPX)                         100         134         161         211         268         320
NYSE Financials (NF)                  100         140         179         253         266         264
S&P Life & Health Ins.(SINLH)         100         140         166         205         213         180
                                                                                                  ---
TOTAL RETURN DATA PROVIDED BY S&P'S COMPUSTAT SERVICES INC.            Source: The Carson Group

RETIREMENT PLANS

     Equitable Life maintains a qualified defined benefit retirement plan (the "Retirement Plan") and an unfunded, nonqualified excess benefit plan (the "Excess Plan") which pays benefits in excess of the benefit limits provided by the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Code, as well as benefits in excess of the compensation limits under the Code, and a supplemental benefit plan pursuant to which the chief executive officer of Equitable Life may authorize that an officer receive a supplemental executive retirement benefit based on additional years of service in excess of actual years of service (the "SERP").

     The Retirement Plan will provide pension benefits for Messrs. Miller, Hegarty, Tulin, Suquet and Garber. For purposes of the Retirement Plan, covered compensation for pension benefit calculation purposes is salary and short-term incentive compensation from Equitable Life and those of its affiliates who are co-sponsors of the Retirement Plan. Mr. Suquet will have his benefits determined on the basis of the sum of his frozen accrued benefit, based on actual service prior to January 1, 1989 under the final average pay formula (the "Pre-89 Formula") and his accrued account balance, under the Cash Balance Formula, accrued subsequent to December 31, 1988. As of December 31, 1999, Mr. Suquet had
18.58 credited years of service for purposes of calculating his Pre-89 Formula benefits under the Retirement Plan. Mr. Miller's, Mr. Hegarty's, Mr. Tulin's and Mr. Garber's benefits will be computed solely according to the Cash Balance Formula. The Cash Balance Formula credits each named executive's account during each year of such executive's participation in the Retirement Plan, subsequent to December 31, 1988, with an amount equal to the sum of 5% of such individual's annual covered compensation not in excess of the social security wage base and 10% in excess of such wage base. These accounts are credited monthly with interest based on the average yield of one-year U.S. Treasury bills for the twelve month period ending on the last business day of November in the preceding calendar year. Under the Cash Balance Formula, Messrs. Miller, Hegarty, Tulin, Suquet and Garber will receive estimated annual retirement benefits at age 65 of $452,256, $444,276, $599,676, $923,052 and $363,444 respectively. The Pre-89
Formula recognizes that participants in the Retirement Plan will receive social security benefits and reduces the benefit by a portion of the social security benefits. The benefits to the executives generally will be paid as a life annuity or a joint and survivor annuity depending on the executive's marital status and distribution election at the time of retirement. The executive also has the opportunity to receive the cash balance account portion of the benefit in a lump sum.

     The following table indicates the estimated maximum annual retirement benefits that a hypothetical participant would be entitled to receive under the Retirement Plan's Pre-89 Formula (without regard to the maximum benefit limitations imposed by ERISA and the Code and including payments, if any, under the Supplemental Executive Retirement Plan) computed on a straight-life annuity basis, before any deduction for social security benefits, if retirement occurred at age 65 and the number of credited years of service and average annual recognized earnings equaled the amounts indicated.

PENSION PLAN TABLE -- PRE-89 FORMULA

                                         CREDITED YEARS OF SERVICE
                      ----------------------------------------------------------------
RECOGNIZED EARNINGS   10 YEARS     15 YEARS      20 YEARS      25 YEARS      30 YEARS
-------------------   --------    ----------    ----------    ----------    ----------
  $  100,000.......   $ 20,000    $   30,000    $   40,000    $   50,000    $   60,000
     200,000.......     40,000        60,000        80,000       100,000       120,000
     400,000.......     80,000       120,000       160,000       200,000       240,000
     600,000.......    120,000       180,000       240,000       300,000       360,000
     800,000.......    160,000       240,000       320,000       400,000       480,000
   1,000,000.......    200,000       300,000       400,000       500,000       600,000
   1,500,000.......    300,000       450,000       600,000       750,000       900,000
   2,000,000.......    400,000       600,000       800,000     1,000,000     1,200,000
   2,500,000.......    500,000       750,000     1,000,000     1,250,000     1,500,000

     In connection with his retirement effective July 1, 1999, Mr. Golden elected to receive his pension benefit under the Cash Balance Formula in a single lump-sum payment of $472,152.04. At that time, Mr. Golden also began receiving a total monthly pension benefit of $19,601.60 under the Pre-89 Formula, which includes an additional benefit under the SERP payable in the form of a fifteen-year-certain annuity in the amount of $19,020.67 monthly. This additional benefit, as modified in connection with his retirement, is the benefit that would be payable to Mr. Golden under the Pre-89 Formula based on
19.17 total years of credited service (including 3.42 additional years credited under the SERP) and his final pay (defined as the sum of (1) a modified base pay component of $450,000, and (2) an incentive compensation component of $300,000), reduced by Mr. Golden's actual benefit under the Pre-89 Formula. Mr. Golden's SERP benefit, as modified, was calculated using early retirement reduction factors based on retirement at age 60 rather than his actual age of 55.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT ARRANGEMENTS

     In connection with joining the Company in 1997, Mr. Miller entered into an employment agreement providing generally for a sign on bonus of $1,500,000, of which $500,000 was paid upon his joining the Company and the balance of $1,000,000 was paid in early 1998; a payment of $250,000 in early 1998 in lieu of his participation in the Company's Long-Term Plan prior to 1998; a base salary of $800,000 per annum for 1997, 1998 and 1999; the payment of a $2,700,000 bonus in February 1999; and grants, pursuant to the Company's 1997 Stock Incentive Plan, of 300,000 options upon Mr. Miller's joining the Company, and of an additional 100,000 options in both September 1998 and 1999. The agreement also provides that Mr. Miller will participate in the Company's Short-Term Plan, with the amount of bonuses referred to above to be taken into account in determining amounts to be paid under such plan for 1997 and 1998.

     Mr. Hegarty, in connection with joining the Company in 1998, entered into an employment agreement providing generally for a sign on bonus of $250,000 payable upon his joining the Company; an annual base salary of $575,000 for 1998; the payment of a $1,750,000 bonus in February 1999; and grants, pursuant to the Company's 1997 Stock Incentive Plan, of 100,000 options upon
Mr. Hegarty's joining the Company, and of an additional 75,000 options in both February 1999 and February 2000. The agreement provides that Mr. Hegarty will participate in the Company's Short-Term Plan with the amount of bonuses referred to above to be taken into account in determining amounts to be paid under such plan for 1998. The agreement also provides that Mr. Hegarty will participate in the Company's long-term incentive program and that his 1998 target long-term award, which may be payable in stock options, is $750,000.

     In connection with his retirement from service effective July 1, 1999, Mr. Golden entered into a separation agreement pursuant to which he received payments in respect of base salary and short-term incentive compensation of $350,000 and $928,950, respectively. These amounts were paid to Mr. Golden in a single lump sum on July 14, 1999. In addition, Mr. Golden's pension benefit attributable to the SERP was modified (see "Retirement Plans"). Mr. Golden also entered into a consulting agreement with Equitable Life pursuant to which he agreed to provide consulting services to Equitable Life from July 1, 1999 through June 30, 2000. Mr. Golden receives compensation in the amount of $53,700 per month for his services under the consulting agreement.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Organization and Compensation Committee of the Company's Board of Directors are Joseph L. Dionne (Chairman), Jean-Rene Fourtou, John T. Hartley, W. Edwin Jarmain, and Peter J. Tobin. No member of the Committee was an officer or employee of the Company or any of its subsidiaries. See "Compensation of Directors."

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Equitable Life has agreements with GIE AXA Universite and GIE Informatique AXA, affiliates of AXA, relating to services provided by AXA and its affiliates to Equitable Life and its subsidiaries for management training seminars and for ongoing maintenance and technical support for computer software and technology licensed by AXA for use by the Company and its subsidiaries. Equitable Life incurred approximately $1,323,000 in fees for services provided by AXA's affiliates pursuant to these agreements during 1999 and anticipates that it will continue to incur fees in 2000 under these agreements.

     Equitable Life has entered into an agreement with AXA (the "AXA Services Agreement") covering management, communications, advertising, rating agency and various other services to be provided to and by AXA and its affiliates. Equitable Life incurred approximately $6,500,000 in fees for services provided by AXA and its affiliates pursuant to the AXA Services Agreement during 1999, and received approximately $7,973,000 for its services to AXA. Equitable Life anticipates that services will continue to be provided in 2000 under the AXA Services Agreement.

     Equitable Life has entered into an agreement with AXA Canada Tech Inc. ("AXA Canada Tech"), a Canadian subsidiary of AXA which provides data processing services to certain of its affiliated Canadian companies (the "AXA Canada Companies"). Under the terms of the agreement, Equitable Life provides data processing resources and services to AXA Canada Tech to process data of the AXA Canada Companies. The agreement will continue in effect until December 31, 2000 and provides for reimbursement of Equitable Life's start-up costs (approximately U.S. $1.14 million, all of which has been paid) and an annual fee of $2,700,000 (Canadian) (but not less than approximately U.S. $2,050,000) to be paid by AXA Canada Tech for a defined level of services with usage above such level to be paid for based on Equitable Life's cost of providing the incremental usage. Equitable Life received payments of U.S. $2,900,000 from AXA Canada Tech pursuant to this agreement during 1999 and anticipates that services will continue to be provided under this agreement through December 31, 2000.

     In 1999, GIE Informatique AXA, an affiliate of AXA, entered into a technology cost contribution agreement with various AXA subsidiaries, including the Company and Alliance, to enable those participating companies to share the costs and benefits of cooperative technology development through GIE Informatique AXA. All participating companies are joint owners of the technology and processes developed under this agreement. In 1999, the Company's and Alliance's respective shares of such costs were approximately $2,891,000 and $1,142,000. The Company and Alliance anticipate continuing to pay their respective shares of such costs under this agreement in 2000.

     Equitable Life has entered into a reinsurance agreement with AXA Space, an underwriting manager for space insurance which is 80% owned by AXA America, an affiliate of AXA. In 1999, Equitable Life earned $1,211,210 in premiums from AXA Space and paid claims and commissions of $2,013,139 to AXA Space under this agreement.

     Equitable Life has entered into a reinsurance agreement (aviation risks) with AXA Global Risks, a subsidiary of AXA. In 1999, Equitable Life earned $791,011 in premiums and paid claims and commissions of $279,465 under this agreement.

     In 1999, Equitable Life committed to invest (euro)14,000,000 (approximately U.S. $13.9 million, based on the exchange rate on December 31, 1999) in the aggregate in Europe Select Private Equity Partners LP, a private equity "fund of funds" co-sponsored by AXA Investment Managers, S.A. ("AXA-IM"), an affiliate of AXA, and AIG Capital Partners, Inc. ("AIGCP"), a subsidiary of American International Group, Inc. AXA-AIG Asset Management L.P. is the fund's general partner; AXA-IM PEP Advisor, LLC, an indirect wholly owned subsidiary of AXA-IM, serves as the fund's investment advisor; and WSW Capital, Inc., an indirect wholly-owned subsidiary of DLJ, provides certain administrative and reporting services for the fund.

     In September 1999, The Equitable Companies Incorporated Stock Trust ("SECT") converted 4,020 shares of the Company's Series D Convertible Preferred Stock into 1.6 million shares of the Company's Common Stock and sold them. The Company purchased 1,356,500 shares under its stock repurchase program, AXA purchased 146,100 shares, and the public purchased the remaining shares. The Company and AXA made their purchases on the same terms as purchases by the public.

     An affiliate of AXA, AXA Investment Managers GS Ltd. ("AXA Investment Managers"), provides investment management services to the DLJ Winthrop International Equity Fund and DLJ Winthrop Developing Markets Fund (the "Funds"), a set of mutual funds sponsored by DLJ Asset Management Group, Inc. ("DLJAM"), a subsidiary of DLJ, pursuant to a sub-advisory agreement between DLJAM and AXA Investment Managers. Advisory fees of $428,168 were paid by DLJAM to AXA Investment Managers relating to the Funds' fiscal year ended October 31, 1999. In addition, DLJAM pays for various direct fund expenses on behalf of the Funds and AXA Investment Managers reimburses DLJAM for 50% of such expenses. The total amount of expenses reimbursed by AXA Investment Managers relating to the Funds' fiscal year ended October 31, 1999 was approximately $61,000.

     Alliance and its subsidiaries provide investment management services to AXA Reinsurance Company, a subsidiary of AXA, and its affiliates, pursuant to discretionary investment advisory agreements. AXA Reinsurance Company and its affiliates paid Alliance approximately $1.1 million during 1999 for such services. Alliance earned an additional $99,000 in management fees from AXA Reinsurance Company and its affiliates during 1999, which fees were paid in full in 2000.

     Alliance and its subsidiaries also provide investment management services to AXA World Funds, a Luxembourg fund, pursuant to a sub-advisory agreement between Alliance and AXA Funds Management S.A., a subsidiary of AXA. Alliance earned approximately $189,000 in management fees during 1999, which fees were paid in full in 2000.

     In April 1996, Alliance acquired the United States investing activities and business of National Mutual Funds Management ("NMFM"), a subsidiary of AXA. In connection therewith, Alliance entered into investment management agreements with AXA Asia Pacific Holdings Limited (formerly National Mutual Holdings Limited), the parent of NMFM and a subsidiary of AXA, and various of its subsidiaries (collectively, the "AXA Asia Pacific Group"). The AXA Asia Pacific Group paid approximately $3.2 million in advisory fees to Alliance in 1999. Alliance earned an additional $32,500 in advisory fees from the AXA Asia Pacific Group in 1999, which fees were paid in full in 2000.

     Equitable Life, either directly or indirectly through its subsidiary The Equitable of Colorado, Inc., has entered into seven life reinsurance agreements with AXA Re Life Insurance Company ("AXA Re Life"), an indirect subsidiary of AXA. In 1999, Equitable incurred premium expenses of $1,085,722 and accrued no claims due from AXA Re Life in the aggregate under these seven agreements.

     Donaldson, Lufkin & Jenrette Securities Corporation ("DLJSC"), a subsidiary of DLJ, from time to time provides investment banking services to AXA. The fees related to such services were $16,492,000 in 1999. DLJSC from time to time also provides administrative, brokerage and research services to AXA.

     Selected employees of DLJ are offered the opportunity to become members of the DLJ First ESC L.P. and DLJ ESC II L.P. (the "ESCs"), investment vehicles which qualify as "employees' securities companies" for purposes of the Investment Company Act of 1940, as amended. The ESCs invest in DLJ's merchant banking portfolio companies, typically acquiring between 30% and 40% of DLJ's investment in such companies. The amounts invested by members are augmented in the ratio of 4:1 by a combination of recourse loans from DLJ and preferred contributions to the ESCs by DLJ which have a capped return equal to the prime rate plus 1 3/4%, each of which is repaid to DLJ upon realization of the applicable portfolio investment. The amount invested in the ESCs by Mr. Chalsty in 1999 was $240,000. The loans made to Mr. Chalsty and preferred contributions made to the ESCs by DLJ on behalf of Mr. Chalsty in 1999 were $1,156,000. As of December 31, 1999 the outstanding loans and preferred contributions with respect to Mr. Chalsty amounted to $2,473,000.

     Selected employees of DLJ are limited partners of DLJ Fund Investment Partners, L.P. ("FIP"), an investment vehicle organized to allow these employees to invest on a leveraged basis in funds and other investment vehicles sponsored by certain of DLJ's clients and potential clients and on a co-investment basis in transactions in which DLJ's clients also invest. Amounts invested by the limited partners are augmented in the ratio of 2:1 by preferred contributions to FIP by DLJ which have a capped return equal to the prime rate plus 1 3/4%. The amount committed to FIP by Mr. Chalsty as of December 31, 1999 was $2,000,000 and the outstanding preferred contributions made to FIP by DLJ on behalf of Mr. Chalsty at December 31, 1999 were $1,449,000.

     DLJ has purchased split-dollar life insurance policies on the lives of certain of its officers, including Mr. Chalsty, from Equitable Life at rates comparable to those paid at the time by unaffiliated third parties. The aggregate amount of premiums borne by DLJ in 1999 for the policy on Mr. Chalsty's life was approximately $170,000. In addition, DLJ from time to time purchases life insurance policies from Equitable Life on the lives of several hundred employees, including Mr. Chalsty, who participate in deferred compensation plans maintained by DLJ. During 1999, the aggregate premiums paid under such policies for all participants were approximately $28.1 million.

     Certain directors and executive officers of the Company have made commitments to invest in various funds sponsored by subsidiaries of DLJ. Such commitments were made on the same basis as those made by investors not affiliated with DLJ or the Company. Since January 1, 1999, Mr. Miller committed to invest $1,000,000 in DLJ European Private Equity Partners, L.P., a limited partnership whose general partner is WSW Capital, Inc., a wholly-owned subsidiary of DLJ Asset Management Group, Inc., a wholly-owned subsidiary of DLJ. The commitment referred to above does not exceed 1.0% of the total commitments to that fund.

     Certain directors, officers and employees of the Company, AXA and certain of their subsidiaries maintain margin accounts with DLJSC. Margin account transactions for such directors, officers and employees are conducted by DLJSC in the ordinary course of business and are substantially on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated persons and do not involve more than the normal risk of collectibility or present other unfavorable features. DLJSC also, from time to time and in the ordinary course of business, enters into transactions involving the purchase or sale of securities from or to such directors, officers and employees and members of their immediate families, as principal. Such transactions on a principal basis are effected on substantially the same terms as similar transactions with unaffiliated third parties except that in some instances directors, officers and employees are not charged placement fees. DLJSC offers its employees reduced commission rates.

     LeBoeuf, Lamb, Greene & MacRae, L.L.P. (of which Mr. Greene is of counsel) has rendered legal services to the Company or its subsidiaries during 1999 and is expected to continue rendering such services to the Company or its subsidiaries in 2000.

     PROPOSAL 2. RATIFICATION OF THE APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     On November 18, 1999, the Board of Directors, on the recommendation of its Audit Committee, appointed PricewaterhouseCoopers LLP ("PricewaterhouseCoopers") independent accountants to audit and report on the consolidated financial statements of the Company for 2000. PricewaterhouseCoopers has audited and reported on the consolidated financial statements of the Company for 1997, 1998 and 1999.

     Although ratification of the appointment of PricewaterhouseCoopers by the shareholders is not required, the Board of Directors has determined that it is desirable to request ratification of such appointment. If ratification is not obtained, the Board of Directors will reconsider the appointment.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THIS PROPOSAL.

     The Company understands that the Voting Trustees intend to vote all shares of Common Stock held in the Voting Trust in favor of this proposal. Therefore, it is expected that this proposal will be approved.

     The Company has been advised that representatives of PricewaterhouseCoopers will be present at the Annual Meeting. They will be afforded the opportunity to make a statement, should they desire to do so, and to respond to appropriate questions.

         PROPOSAL 3. APPROVAL OF AN AMENDMENT TO THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF
                 COMMON STOCK FROM 500,000,000 TO 2,000,000,000

     The Board of Directors has approved and recommends that at the annual meeting shareholders approve an amendment (the "Amendment") to the Company's Restated Certificate of Incorporation, as heretofore amended, to increase the number of authorized shares of Common Stock of the Company from 500,000,000 to 2,000,000,000 shares. The Amendment, if approved, would amend and restate paragraph 1 of ARTICLE FOURTH of the Restated Certificate to read as follows:

          "1. The amount of total authorized capital stock of the Corporation is 2,010,000,000 shares, of which 2,000,000,000 shares shall be Common Stock, having a par value of $.01 per share, and 10,000,000 shares shall be Preferred Stock, having a par value of $1.00 per share."

     Currently, the Restated Certificate authorizes the issuance of 500,000,000 shares of Common Stock, par value $.01 per share, and 10,000,000 shares of Preferred Stock, par value $1.00 per share. As of March 16, 2000,
(a) 432,859,978 shares of Common Stock were issued and outstanding,
(b) 27,743,579 shares of Common Stock were reserved for issuance pursuant to outstanding stock options, and (c) 19,080,599 shares of Common Stock were reserved for issuance upon conversion of the Series D Preferred Stock. In addition, the Company's 1997 Stock Incentive Plan provides for the issuance of an additional 26,709,570 shares of Common Stock, and 20,315,844 of the presently authorized shares of Common Stock have been reserved for this purpose.

     The Board of Directors of the Company believes that the number of authorized shares of Common Stock should be increased to provide sufficient shares for such corporate purposes as may be determined from time to time by the Board of Directors, including without limitation capital raising transactions, additional employee stock options or awards, acquisitions of other businesses in exchange for stock, and stock dividends. Proposal 3 would accomplish such increase. The Board of Directors believes that having additional shares authorized and available for issuance or reservation will give the Company greater flexibility in considering potential future actions involving the issuance of stock without the delay and expense of obtaining further stockholder approval for each issuance except as may be required in a particular case by law, the rules of any stock exchange upon which the Common Stock may be listed, or any other rules which may be applicable to the Company. The Company has no current agreements, plans or arrangements to effect any such potential actions and no pending arrangements to issue any of the additional shares of Common Stock that would be authorized as a result of the Amendment (other than issuances permitted or required under the Company's stock-based employee benefit plans).

     The shares of Common Stock to be authorized by adoption of the Amendment would have rights identical to the currently outstanding Common Stock of the Company. Adoption of the Amendment would not affect the rights of the holders of currently outstanding Common Stock, except for effects incidental to future issuances of additional shares of the Common Stock, such as dilution of earnings per share and voting rights of current holders of Common Stock. The Amendment does not alter the Company's 10,000,000 authorized shares of Preferred Stock, nor the terms of the outstanding Series D Preferred Stock. If the Amendment is adopted, it will become effective upon filing of a Certificate of Amendment of the Restated Certificate with the Secretary of State of Delaware no later than December 31, 2000. Pursuant to the Delaware General Corporation Law, the Board of Directors may abandon the Amendment prior to the effectiveness of its filing, either before or after a majority of the shares have been voted in favor of the Amendment.

     Under a Standstill Agreement entered into by AXA, the Company and Equitable Life dated as of July 18, 1991 (as amended, the "Standstill Agreement"), AXA (or any other AXA affiliate designated by it) has the right, unless waived, to acquire a percentage of each new issuance by the Company of voting securities or convertible securities equal to the percentage of the total voting power held by AXA and its affiliates (the "AXA Parties") immediately prior to the issuance of such voting securities or convertible securities (assuming, in the case of convertible securities, the conversion, exchange or exercise at such time of all convertible securities to be issued in such issuance), except that AXA's preemptive rights do not apply to issuances pursuant to certain employee benefit plans. AXA's preemptive rights will be in effect until the AXA Parties own less than 10% of the total voting power (determined as though all convertible securities owned by any AXA Party had been converted into voting securities immediately prior to the time of determination).

     Under Article XI of the Company's By-Laws ("Article XI"), the AXA Parties are prohibited from acquiring any voting securities of the Company (including Common Stock) if, immediately after such acquisition, the percentage of the total voting power represented by all such voting securities then owned by the AXA Parties would exceed 90% (the "Threshold Percentage") unless the relevant AXA Party offers to purchase all shares of Common Stock then outstanding (other than shares owned by the other AXA Parties) and a special committee of the Company's Board (consisting of directors of the Company other than nominees of AXA or officers of the Company or any of its subsidiaries) is appointed to evaluate such offer. Article XI does not require that an offer be made to all shareholders or that a special committee be appointed if the AXA Parties acquire or propose to acquire less than the Threshold Percentage.

VOTE REQUIRED FOR APPROVAL

     The affirmative vote of a majority of the outstanding shares of Common Stock is required to approve the Amendment.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENT.

     The Company understands that the Voting Trustees intend to vote all shares of Common Stock held in the Voting Trust in favor of this proposal. Therefore, it is expected that this proposal will be approved.

                                 OTHER MATTERS

     The Board of Directors knows of no other matters to be brought before the Annual Meeting. If any other matters are presented for action and come before the meeting, it is intended that the persons named as proxies on the proxy card will vote on such matters in accordance with their best judgment.

                            EXPENSES OF SOLICITATION

     The Company will bear the cost of soliciting proxies from its shareholders and will enlist the help of banks and brokerage houses in soliciting proxies from their customers. The Company will reimburse these institutions for out-of-pocket expenses. In addition to being solicited through the mails, proxies may also be solicited personally or by telephone by the directors, officers and employees of the Company or its subsidiaries. The Company has engaged Georgeson & Company, Inc. to assist in soliciting proxies for a fee of approximately $8,500 plus reasonable out-of-pocket expenses.

                      2001 ANNUAL MEETING OF SHAREHOLDERS

     The 2001 Annual Meeting of Shareholders is scheduled to be held on Wednesday, May 16, 2001. The Board is empowered by the By-Laws of the Company to change the time of the meeting.

     Proposals of shareholders must be received by the Company no later than December 4, 2000 to be eligible for inclusion under the rules of the SEC in the Company's proxy materials for the 2001 Annual Meeting of Shareholders and must comply with such rules.

     Under the Company's By-Laws, proposals of shareholders not included in the proxy materials may be presented at the 2001 Annual Meeting of Shareholders only if the Company's Secretary has been notified of the nature of the proposal and is provided certain additional information at least sixty days but not more than ninety days prior to May 17, 2001, the first anniversary of the 2000 Annual Meeting of Shareholders (subject to exceptions if the 2001 Annual Meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date), and the proposal is a proper one for shareholder action. These provisions do not affect the right of shareholders to make shareholder proposals for inclusion in proxy statements for the Company's Annual Meetings pursuant to the rules of the SEC.

     Shareholders wishing to suggest candidates to the Company's Organization and Compensation Committee for consideration as possible nominees as directors may submit names and biographical data to the Secretary of the Company.

     The Company's By-Laws also require that notice of nominations of persons for election to the Board of Directors, other than those made by or at the direction of the Board of Directors, must be received by the Secretary at least sixty days but not more than ninety days prior to May 17, 2001, the first anniversary of the 2000 Annual Meeting of Shareholders (subject to exceptions if the 2000 Annual Meeting of Shareholders is advanced by more than 30 days or delayed by more than 60 days from such anniversary date). The notice must present certain information concerning the nominees and the shareholders making the nominations. The Secretary must receive a statement of any nominee's consent to serve as a Director if elected.

     The provisions of the By-Laws described in the preceding paragraphs do not apply to any shareholder that beneficially owns shares representing at least 25% of the voting power of the Company's outstanding voting shares. Accordingly, AXA is not subject to such provisions.

                                         By Order of the Board of Directors

                                         /s/ Pauline Sherman
                                         Pauline Sherman, Senior Vice President
                                         and Secretary

March 24, 2000

EXHIBIT A

             BENEFICIAL OWNERSHIP OF COMMON STOCK BY THE AXA GROUP

     AXA, a French company, is the holding company for an international group of insurance and related financial services companies. AXA's insurance operations include activities in life insurance, property and casualty insurance and reinsurance. The insurance operations are diverse geographically with activities principally in Western Europe, North America, and the Asia/Pacific area and, to a lesser extent, in Africa and South America. AXA is also engaged in asset management, investment banking, securities trading, brokerage, real estate and other financial services activities principally in the United States, as well as in Western Europe and the Asia/Pacific area.

     Based on information provided by AXA, on March 1, 2000, approximately 20.3% of the issued ordinary shares (representing 31.9% of the voting power) of AXA were owned directly and indirectly by Finaxa, a French holding company. As of March 1, 2000, 60.7% of the shares (representing 70.7% of the voting power) of Finaxa were owned by four French mutual insurance companies (the "Mutuelles AXA") (one of which, AXA Assurances I.A.R.D. Mutuelle, owned 34.8% of the shares, representing 40.4% of the voting power), and 22.3% of the shares of Finaxa (representing 13.3% of the voting power) were owned by Paribas, a French bank. Including the ordinary shares owned by Finaxa, on March 1, 2000, the Mutuelles AXA directly or indirectly owned approximately 23.3% of the issued ordinary shares (representing 36.7% of the voting power) of AXA.

     The Voting Trustees may be deemed to be beneficial owners of all shares of Common Stock beneficially owned by AXA and its subsidiaries. In addition, the Mutuelles AXA, as a group, and Finaxa may be deemed to be beneficial owners of all shares of Common Stock beneficially owned by AXA and its subsidiaries. By virtue of the provisions of the Voting Trust Agreement, AXA may be deemed to have shared voting power with respect to the shares of Common Stock in the Voting Trust and have the power to dispose or direct the disposition of all the shares of Common Stock deposited in the Voting Trust. The Mutuelles AXA, as a group, and Finaxa may be deemed to share the power to vote or to direct the vote and to dispose or to direct the disposition of all the shares of Common Stock beneficially owned by AXA and its subsidiaries.

     The address of each of AXA and the Voting Trustees is 25, avenue Matignon, 75008 Paris, France. The address of Finaxa is 23, avenue Matignon, 75008 Paris, France. The addresses of the Mutuelles AXA are as follows: The address of each of AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle and AXA Conseil Vie Assurance Mutuelle is 370, rue Saint Honore, 75001 Paris, France; and the address of AXA Courtage Assurance Mutuelle is 26, rue Louis le Grand, 75002 Paris, France. The address of Paribas is 3, rue d'Antin, Paris, France.

          AXA FINANCIAL'S SHAREHOLDER INFORMATION CENTER IS AVAILABLE
                  TO SERVE YOU 24 HOURS A DAY, 7 DAYS A WEEK.
                        CALL (TOLL FREE) 1-800-437-8736.

[LOGO OF AXA FINANCIAL, INC.]


c/o First Chicago Trust Company
PO Box 8636
Edison, NJ 08818-9051

-------------------------------------------------------------------------------

Proxy Solicited by the Board of Directors for the Annual Meeting of Shareholders May 17, 2000

Pauline Sherman, Linda Galasso and Francesca Divone, or any of them individually and each of them with the power of substitution, are hereby appointed Proxies of the undersigned to vote all stock of AXA Financial, Inc. owned on the record date by the undersigned at the Annual Meeting of Shareholders to be held in the Auditorium at The Equitable Tower, 787 Seventh Avenue, New York City, at 9:00 a.m., local time, on Wednesday, May 17, 2000, or any adjournment thereof, upon such business as may properly come before the meeting, including the items on the reverse side of this form as set forth in the Notice of Annual Meeting of Shareholders and Proxy Statement.

ELECTION OF DIRECTORS: NOMINEES:

01. Claude Bebear                02. John S. Chalsty        03. Francoise Colloc'h       04. Henri de Castries
05. Joseph L. Dionne             06. Jean-Rene Fourtou      07. Claus-Michael Dill       08. Donald J. Greene
09. Anthony J. Hamilton          10. John T. Hartley        11. John H.F. Haskell, Jr.   12. Michael Hegarty
13. Nina Henderson               14. W. Edwin Jarmain       15. Edward D. Miller         16. Didier Pineau-Valencienne
17. George J. Sella, Jr.         18. Peter J. Tobin         19. Dave H. Williams

(Shares cannot be voted unless this proxy form is signed and returned, the proxy is submitted by telephone or the Internet, the shares are voted in person, or other arrangements are made to have the shares represented at the meeting.)

COMMENTS/CHANGE OF ADDRESS (Please mark the box on the reverse side.)

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE


                               AXA Financial, Inc.

                         Annual Meeting of Shareholders

                             Wednesday, May 17, 2000
                                    9:00 a.m.
                                787 Seventh Ave.
                               New York, NY 10019

/X/  Please mark your
     votes as in this
     example.

The Board of Directors recommends a vote FOR proposals 1, 2, and 3. SHARES WILL BE SO VOTED UNLESS OTHERWISE INDICATED.

                       FOR         WITHHELD

1. Election of         / /            / /
   Directors
   (see reverse)

For, except vote withheld from the following nominee(s):

--------------------------------------------------------

                                       FOR       AGAINST        ABSTAIN

2. Ratification of the appointment
   of PricewaterhouseCoopers LLP as
   independent accountants.            / /          / /            / /

3. Approval of an amendment to the
   Company's Restated Certificate of
   Incorporation to increase the
   number of authorized shares of
   Common Stock from 500,000,000
   to 2,000,000,000.                   / /          / /            / /

I consent to future access to the Company's Annual Reports and Proxy Statements in electronic form via the Internet. I understand that the Company may no longer distribute printed materials to me for any future shareholder meeting until and unless my consent is revoked. I understand that I may revoke my consent at any time by giving written notice to the Company. / /

PLEASE CALL 1-800-437-8736 IF YOU HAVE
ANY QUESTIONS.

Please use the reverse side for change
of address or comments. Put an X in this
box if you have written on the reverse
side.                                              / /


-------------------------------------             ----------------
SIGNATURE: Please sign exactly as                 DATE
your name or names appear above. If
more than one owner, all shareholders
must sign. When signing as an
attorney, executor, trustee, or
guardian, please give your full title
as such.


--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE
--------------------------------------------------------------------------------

Dear Shareholder:

AXA Financial, Inc. encourages you to take advantage of new and convenient ways by which you can submit your proxy. You can submit your proxy electronically over the Internet or by telephone. This eliminates the need to return the proxy card.

To submit your proxy electronically, you must use the control number (printed in the box above, just below the perforation) as well as your social security number for this account.

     To submit your proxy over the Internet:

     o Log on to the Internet and go to the web site http://www.eproxyvote.com/axf

     To submit your proxy by telephone:

     o Using a touch-tone telephone, U.S. and Canadian shareholders may dial 1-877-779-8683 24 hours a day, 7 days a week. From outside the U.S. and Canada, shareholders may call 1-201-536-8073.

If you choose to submit your proxy electronically, there is no need for you to mail back your proxy card.

If you would like to access future Annual Reports and Proxy Statements in electronic form via the Internet rather than as printed materials sent to you by mail, please so indicate when you submit your proxy.

              Your vote is important. Thank you for voting.